Exhibit 99.1

Adtalem Global Education Appoints Liam Krehbiel to its Board of Directors

CHICAGO--(BUSINESS WIRE)--June 6, 2022--Adtalem Global Education (NYSE: ATGE), a leading healthcare educator, today announced the appointment of William “Liam” Krehbiel as an independent member of Adtalem’s board of directors, effective immediately.

“Liam’s passion, energy and commitment to improving equity in education for underserved communities closely aligns with Adtalem’s mission of expanding access to education and improving health equity,” said Steve Beard, president and chief executive officer. “He brings decades of experience as a venture philanthropist dramatically improving educational opportunities for low-income students by funding and scaling the most effective schools and programs in the Chicago area. We are thrilled to have him on our board to add to the depth, experience and insight the board provides to the management team as we focus on serving our students and employers in the rapidly growing healthcare education industry.”

The Adtalem board comprises 12 directors, ten of whom are independent, six of whom are persons of color and four of whom are women. Adtalem’s board succession process includes regular evaluation of its board composition and regular board refreshment, and with Krehbiel’s appointment, five of its ten independent directors will have joined the Adtalem board since the beginning of 2020. Adtalem’s ongoing process to maintain a board with the optimal mix of skills, expertise and experience is critical to the delivery of long-term value for shareholders and the achievement of superior academic outcomes for our students.

“If we want to address society’s most pressing issues, we have to focus on root causes, and education is at the root of so many of the challenges we face as a nation today, including health inequity,” said Krehbiel. “I am honored to join Adtalem’s board and look forward to working with my fellow directors and the leadership team to leverage Adtalem’s scale in healthcare education to make a meaningful positive social impact while creating value for Adtalem shareholders.”

Krehbiel, 46, is the Founder and Chief Executive Officer of Topography Hospitality, LLC. He is also the Co-managing partner of Ballyfin Demesne, a luxury hotel in Ireland, which opened in 2011. In 2010, Krehbiel founded A Better Chicago, a not-for-profit corporation and venture philanthropy fund, and currently serves as Chair of its Board. Focused on expanding access to quality education, A Better Chicago’s mission is to build a more equitable city for Chicago’s youth and future generations. Krehbiel served as the Chief Executive Officer of A Better Chicago from 2010 until May 2019. From 2007 to 2010, he was a management consultant at Bain and Company. Prior to joining Bain, he worked with the Edna McConnell Clark Foundation in New York.

In addition to serving as the Chair of A Better Chicago, Krehbiel is a director of the Civic Consulting Alliance and a trustee of The Civic Federation.

Krehbiel received a Master of Business Administration degree with a major in business administration and a double concentration in finance and marketing from Northwestern University’s Kellogg School of Management. He received his Bachelor of Arts degree from Dartmouth College.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE) is a leading healthcare educator and provider of professional talent to the healthcare industry. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to their communities. Adtalem is the parent organization of American University of the Caribbean School of Medicine, Chamberlain University, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem and its institutions have more than 10,000 employees and a network of more than 275,000 alumni. Adtalem was named one of America’s Most Responsible Companies 2021 by Newsweek, and one of America’s Best Employers for Diversity 2021 by Forbes. Follow Adtalem on Twitter @adtalemglobal, LinkedIn or visit Adtalem.com for more information.

Contacts

Investor Contact
Chandrika Nigam
Chandrika.Nigam@Adtalem.com
312-681-3209

Media Contact
Kelly Finelli
Kelly.Finelli@Adtalem.com
872-270-0230